Exhibit 99.1

                         Tiger Telematics' grab Warthog
                                  by the tusks

   Tiger Telematics' strengthens development opportunities with acquisition of
                               Warthog businesses

London, 3nd November 2004 -Tiger Telematics Inc (NASDAQ: TGTL) of Jacksonville, Florida, and London, announced today the acquisition of Warthog Plc's subsidiaries, intellectual properties and assets, in a move to further expand their games development agenda and management infrastructure. As a subsidiary of Tiger Telematics, Gizmondo Europe Ltd will be the primary beneficiary of this strategic positioning within the game development sector. The deal brings with it a fantastic games portfolio of 12 additional games for development on the Gizmondo. Also included is Warthog's immensely powerful, proprietary game engine porting tool, named Tusk, which will significantly speed up the conversion process of third-party games currently being signed to the new format. To highlight this, the recently signed Richard Burns Rally will be presented for the first time at the Best of Stuff show in London this weekend, showcasing the awesome 3D abilities of the Gizmondo's onboard Nvidia graphics accelerator.

The deal brokered by Durlacher, who were retained to act as exclusive financial advisors for this hugely significant UK acquisition, comprises cash payments of $1,113,000 and 497,866 shares of common stock in TGTL, to be held in escrow. Upon completion of the transaction, the executive directors Ashley Hall, Steven Law and Simon Elms transferred their employment to TGTL.

Carl Freer, MD, Gizmondo Europe, said: "We're absolutely delighted with this acquisition and the fantastic opportunities it presents. This is a synergistic transaction that will allow us to strengthen management of our own game development, and reduce ongoing costs within this area of the business." He continued, "The vertical integration of Warthog and it subsidiaries will also provide us with a scaleable infrastructure as we quicken the pace over the next few months" Ashley Hall, CEO, Warthog plc, added: "We're extremely excited with the outcome of the deal, not only for the development potential of the device, but also being able to introduce a new audience to titles from our portfolio. This promises to be a thrilling ride for both companies."

Aubrey Powell, Director of Corporate Finance, Durlacher, said: "We are very pleased to have been able to assist the Tiger Telematics team at this pivotal time in the company's development. Games developed by Warthog have sold in excess of five million units to date, so this transaction brings existing and pipeline game content to Gizmondo, which should help to drive sales of their newly launched multimedia device."

About Gizmondo

The Gizmondo is powered by a Microsoft Windows CE.net platform, boasts a 2.8-inch TFT colour screen with a Samsung ARM9 400Mhz processor and incorporates the GoForce 3D 4500 Nvidia graphics accelerator. It provides cutting-edge gaming, multimedia messaging, an MP3 music player, Mpeg4 movie playing capability, a digital camera and a GPRS network link to allow wide-area network gaming. Additionally, it contains a GPS chip for location based services, is equipped with Bluetooth for use in multi-player gaming and accepts MMC card accessories.

The Gizmondo device and its games are due for launch in the UK in the fourth quarter 2004 and in North American markets from the first quarter 2005.

About Tiger Telematics and Gizmondo Europe

Gizmondo Europe Ltd. is an owned subsidiary of Tiger Telematics Inc (TGTL) and is the maker of Gizmondo, a next-generation mobile entertainment device. Set to launch in 2004, the gaming device includes built-in music, video, messaging and picture functions and GPS.

Tiger Telematics is a designer, developer and marketer of mobile telematics systems and services that combine global GPS functions and voice recognition technology to locate and track vehicles and people down to street level in countries throughout the world. The systems are designed to operate on GPS and are currently being marketed to GSM current and potential subscribers, primarily
by  the   company's   United   Kingdom  based   subsidiaries.

www.gizmondo.com
www.tigertelematics.com

About Warthog: Warthog is a critically acclaimed independent games developer with offices in the UK, USA and Sweden. Founded in 1997 and successfully floated on the London Stock Exchange with the symbol (WHOG) in 2001, Warthog has successfully shipped more than 20 games on all major platforms. Warthog has worked with and continues to work with major international publishers across the industry, including Universal, Electronic Arts, Activision, Warner Bros, SCi, and Infogrames. The company has worked on numerous high profile licences to develop video games including: Harry Potter and the Sorcerers Stone (EA), Rally Championship (SCi), Battlestar Galactica (Universal Interactive), Looney Tunes, Back in Action (Warner Bros/EA).

www.warthoggames.com
For further information please contact:
Global Media:
James Beaven
Indigo Pearl
For and on behalf of Tiger Telematics, Inc. and Gizmondo Europe Ltd. +44 208 964 4545
Michael Carrender, CEO
Tiger Telematics, Inc.
+1 904-279-9240

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Tiger Telematics, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Tiger Telematics Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favourable terms; and those risks discussed in the Company's filings with the SEC.